Exhibit 99.1

Vicor Corporation Reports Results for the Fourth Quarter and Year Ended December 31, 2015

ANDOVER, MA -- (Marketwired - February 25, 2016) - Vicor Corporation (NASDAQ: VICR) today reported financial results for the fourth quarter and year ended December 31, 2015. These results will be discussed later today at 5:00 p.m. Eastern Time, during management's quarterly investor conference call. The details for the call are presented below.

Revenues for the fourth quarter ended December 31, 2015 decreased to $51,394,000, compared to $60,735,000 for the corresponding period a year ago, but increased from $48,664,000 for the third quarter of 2015. Fourth quarter bookings decreased to $46,636,000 from $62,336,000 for the corresponding period a year ago, and decreased from $50,368,000 for the third quarter of 2015.

Gross margin decreased to $22,831,000 for the fourth quarter of 2015, compared to $26,116,000 for the corresponding period a year ago, but increased from $21,286,000 for the third quarter of 2015. Gross margin, as a percentage of revenue, increased to 44.4% for the fourth quarter of 2015, compared to 43.0% for the fourth quarter of 2014, and 43.7% for the third quarter of 2015.

Net loss for the fourth quarter was ($1,752,000), or ($0.05) per share, compared to a net loss of nil, or ($0.00) per share, for the corresponding period a year ago and net income of $2,503,000, or $0.06 per diluted share, for the third quarter of 2015.

Revenues for the year ended December 31, 2015, decreased by 2.5% to $220,194,000 from $225,731,000 for the corresponding period a year ago. Net income for the current year was $4,927,000, or $0.13 per diluted share, compared to a net loss of ($13,887,000), or ($0.36) per share, for the corresponding period a year ago. Included in net income for the third quarter of 2015 was a gain from equity method investment of $5,000,000, net of taxes, representing cash consideration received for the Company's investment in Great Wall Semiconductor Corporation ("GWS"), following the acquisition of GWS by Intersil Corporation in September 2015.

Cash used for operating activities totaled $164,000 for the fourth quarter of 2015, after adjusting for the deconsolidation of a noncontrolling interest, compared to cash provided by operations of $740,000 for the corresponding period a year ago. Cash and cash equivalents decreased by $5,591,000 to approximately $62,980,000 at the end of the fourth quarter of 2015 from $68,571,000 at the end of the third quarter of 2015.

Total backlog at the end of 2015 was $39,073,000, compared to $43,344,000 at the end of the third quarter, and $54,249,000 at the end of 2014.

Regarding the fourth quarter and full year, Dr. Patrizio Vinciarelli, Chief Executive Officer, commented, "Vicor revenue and profitability came in short of our expectations for 2015. As indicated before, Vicor revenue should be approaching an inflection point with expanding penetration of next generation datacenter servers and supercomputers by our 48V Factorized Power Architecture solutions. However, delays in the delivery of Intel's VR13 processors have deferred our anticipated revenue ramp. Vicor's power system business remained a steady contributor throughout 2015, despite challenging market conditions. New solutions, enabled by our high efficiency, high density ChiP modules and VIA packages, are beginning to penetrate legacy and emerging markets and should also contribute to improved performance. Vicor introduced an unprecedented number of new products during 2015, with broadening families of ChiP modules, ChiPs in VIAs, and SiPs. These unique modules, reflecting our Power Component Design Methodology, enable the most advanced, highest performance source-to-load power conversion solutions available. New product introductions will occur at an accelerating pace throughout 2016. I am confident that customer enthusiasm for our state-of-the-art power component and systems capability will give rise to sustained revenue growth."

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, February 25, 2016 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 34463364. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through March 11, 2016. The replay dial-in number is 888-286-8010 and the Passcode is 84047926. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management's current expectations and estimates as to the prospective events and circumstances that may or may not be within the company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor's Annual Report on Form 10-K for the year ended December 31, 2014, under Part I, Item I - "Business," under Part I, Item 1A - "Risk Factors," under Part I, Item 3 - "Legal Proceedings," and under Part II, Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                     QUARTER ENDED          YEAR ENDED
                                      (Unaudited)           (Unaudited)

                                 ---------  ---------  ---------  ---------
                                  DEC 31,    DEC 31,    DEC 31,    DEC 31,
                                    2015       2014       2015       2014
                                 ---------  ---------  ---------  ---------

Net revenues                     $  51,394  $  60,735  $ 220,194  $ 225,731
Cost of revenues                    28,563     34,619    120,676    128,611
                                 ---------  ---------  ---------  ---------
    Gross margin                    22,831     26,116     99,518     97,120

Operating expenses:
    Selling, general and
     administrative                 14,982     15,830     58,313     68,197
    Research and development        10,301     10,240     41,472     41,479
    Severance and other charges          -        224          -      2,207
                                 ---------  ---------  ---------  ---------
      Total operating expenses      25,283     26,294     99,785    111,883
                                 ---------  ---------  ---------  ---------

Loss from operations                (2,452)      (178)      (267)   (14,763)

Other income (expense), net             14        220         25        268
                                 ---------  ---------  ---------  ---------

Income (loss) before income
 taxes                              (2,438)        42       (242)   (14,495)

Less: (Benefit) provision for
 income taxes                         (775)        85       (401)      (425)

Gain from equity method
 investment, net of tax                  -          -      5,000          -
                                 ---------  ---------  ---------  ---------

Consolidated net income (loss)      (1,663)       (43)     5,159    (14,070)

Less: Net income (loss)
 attributable to noncontrolling
 interest                               89        (43)       232       (183)
                                 ---------  ---------  ---------  ---------

Net income (loss) attributable
 to Vicor Corporation            $  (1,752) $       0  $   4,927  $ (13,887)
                                 =========  =========  =========  =========

Net income (loss) per share
 attributable
to Vicor Corporation:
    Basic                        $   (0.05) $    0.00  $    0.13  $   (0.36)
    Diluted                      $   (0.05) $    0.00  $    0.13  $   (0.36)

Shares outstanding:
    Basic                           38,792     38,641     38,754     38,569
    Diluted                         38,792     38,641     39,146     38,569

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                  DEC 31,        DEC 31,
                                                    2015           2014
                                                (Unaudited)    (Unaudited)
                                               -------------  -------------
Assets

Current assets:
    Cash and cash equivalents                  $      62,980  $      55,187
    Short-term investments                                 -            270
    Accounts receivable, net                          25,982         28,431
    Inventories, net                                  23,442         26,328
    Deferred tax assets                                    -            107
    Other current assets                               3,102          3,155
                                               -------------  -------------
      Total current assets                           115,506        113,478

Deferred tax assets                                       15              -
Long-term investments                                  2,866          3,002
Property, plant and equipment, net                    37,450         37,387
Other assets                                           1,708          1,675
                                               -------------  -------------

                                               $     157,545  $     155,542
                                               =============  =============

Liabilities and Equity

Current liabilities:
    Accounts payable                           $       7,470  $       7,932
    Accrued compensation and benefits                  8,349          8,663
    Accrued expenses                                   2,568          3,178
    Accrued severance charges                            195          1,904
    Income taxes payable                                  31             41
    Deferred revenue                                   1,988          1,439
                                               -------------  -------------
      Total current liabilities                       20,601         23,157

Long-term deferred revenue                               468            637
Long-term income taxes payable                           192            867
Deferred income taxes                                     55            329
Contingent consideration obligation                      144              -

Equity:
  Vicor Corporation stockholders' equity:
    Capital stock                                    174,850        172,412
    Retained earnings                                 99,685         94,758
    Accumulated other comprehensive loss                (577)          (471)
    Treasury stock                                  (138,927)      (138,927)
                                               -------------  -------------
      Total Vicor Corporation stockholders'
       equity                                        135,031        127,772
  Noncontrolling interest                              1,054          2,780
                                               -------------  -------------
    Total equity                                     136,085        130,552
                                               -------------  -------------

                                               $     157,545  $     155,542
                                               =============  =============

For further information contact:

James A. Simms
Chief Financial Officer
Voice: 978-470-2900
Facsimile: 978-749-3439
invrel@vicorpower.com